Exhibit 10.2

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDMENT NO. 2 TO THE

 LICENSE AGREEMENT

THIS AMENDMENT NO. 2 (this “Amendment”) to that certain License Agreement dated as of December 6, 2017, by and between XOMA (US) LLC, a Delaware limited liability company (“XOMA”), having an address of 2200 Powell Street, Suite 310, Emeryville, CA 94608 and Rezolute, Inc. (formerly known as AntriaBio, Inc.), a Delaware corporation (“Rezolute”), having an address of 1450 Infinite Drive, Louisville, CO 80027, as amended by Amendment No. 1 dated March 30, 2018 (the “License Agreement”), is entered into by and between XOMA and Rezolute effective as of January 7, 2019 (the “Effective Date”).  Each of XOMA and Rezolute may be referred to herein as a “Party”, or jointly as the “Parties”.  Terms used but not otherwise defined herein shall have the meanings ascribed to them in the License Agreement.

WHEREAS, the Parties desire to amend the License Agreement to revise certain provisions of the License Agreement, including the consideration to be paid to XOMA upon Rezolute’s completion of a Qualified Financing, the assignment and assumption by Rezolute of the [*] (as defined below), the reimbursement to XOMA by Rezolute of certain patent expenses, Rezolute’s required annual development expenses and level of diligence efforts, and cancellation of XOMA’s right to a seat on Rezolute’s Board of  Directors;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.          Amendments.  The following sections of the License Agreement are hereby amended as follows:

(a)          Sections 2.1.2 is hereby amended and restated to read in its entirety as follows:

The Parties have agreed that the financial consideration to be paid to XOMA in exchange for the rights granted and materials transferred hereunder will be largely deferred until such time as Rezolute has substantially advanced the Development of the Antibody and Licensed Products and commenced commercialization of Licensed Products, such that XOMA is reliant on Rezolute’s diligent Development of the Antibody and Licensed Products and commercialization of the Licensed Products to fully receive the benefit of its bargain.  Further, Rezolute acknowledges that the diligent conduct of such Development requires the commitment by Rezolute of an appropriate level of funding directed to such Development.  Accordingly, and without limiting the generality of Section 2.1.1, (a) Rezolute (together with its Affiliates and sublicensees) shall expend [*] during calendar year 2019 in direct out of pocket costs (and without the inclusion of overhead) on the Development of the Antibody and Licensed Products; and (b) Rezolute shall use Diligent Efforts, itself or through an Affiliate or sublicensee, to dose the first patient in the Phase 2 Repeat Dose Study by [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)	The first sentence of Section 2.3.6 is hereby amended and restated to read as follows: The Parties shall share all Tech Transfer Expenses as follows: XOMA shall pay the first $275,000 of all Tech Transfer Expenses and Rezolute shall be solely responsible for all Tech Transfer Expenses above $275,000.

(c)	New Section 2.3.7 is hereby added to the License Agreement to read in its entirety as follows:

2.3.7      Payments; Assignment of [*].  Within thirty (30) days after January 7, 2019, Rezolute shall (a) reimburse XOMA for [*] in patent-related maintenance costs incurred as of such date, and (b) pay XOMA [*] associated with the occurrence of any Qualified Financing delay described in 4.7.1 below.  Within sixty (60) days after January 7, 2019: (a) XOMA and Rezolute shall use their best efforts to enter into an assignment and assumption agreement with [*] whereby XOMA shall assign to Rezolute and Rezolute shall assume that [*], by and between XOMA and AGC and all accompanying Work Statements (collectively, the “[*]”) and cause XOMA to be released from any and all rights and obligations under the [*]; and (b) XOMA shall make commercially reasonable efforts to transfer the IND for the fully human allosteric modulating monoclonal antibody formerly known as XOMA 358 (now known as RZ358) to Rezolute.  Unless and until [*] assigns the [*] to Rezolute in full in good order and [*] fully releases XOMA from all obligations thereunder (the “Assignment”), after XOMA pays the first $275,000 of Tech Transfer Expenses, Rezolute shall pay all amounts due under the [*] promptly upon receipt of an invoice from [*] or XOMA related thereto and shall be the primary obligor of payments thereunder.

(d)	Section 4.6 of the License Agreement is hereby amended to read in its entirety as follows:

4.6 Qualified Financing.  Within fifteen (15) days following the closing of the Qualified Financing, Rezolute shall pay XOMA the greater of (a) [*] of the net proceeds from the Qualified Financing and (b) Six Million Dollars ($6,000,000).  Following the closing of the Qualified Financing, Rezolute shall make the following five (5) cash payments to XOMA at the following times (the “Future Cash Payments”):

Cash Payment #:	Cash Payment Amount	Time of Payment
1	$1,500,000	No later than September 30, 2019
2	$1,000,000	No later than December 31, 2019
3	$2,000,000	No later than March 31, 2020
4	$2,000,000	No later than June 30, 2020
5	$2,000,000	No later than September 30, 2020
	TOTAL: $8,500,000

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In addition, to provide a potential for early payment and only until the above $8.5M total is reached, Rezolute shall make ongoing future cash payments to XOMA in an amount equal to fifteen percent (15%) of the net proceeds from each future financing following the closing of the Qualified Financing, which amounts shall be credited against the Future Cash Payments in reverse order of their timing and to end after the Future Cash Payments are made (e.g., Payment #5 will be credited first, followed by Payment #4, etc. and this mechanism will end after the above $8.5M total is reached).

(e)	Sections 4.7.2, 4.7.3 and 4.9 of the License Agreement are hereby deleted.

(f)	New Section 12.16 is added to the License Agreement to read in its entirety as follows:

2.16 Amendment and Modification.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

Section 2.          Effect of Amendment.  Except as expressly provided for herein, all terms and conditions of the License Agreement shall remain in full force and effect.

Section 3.          Governing Law.  The validity, construction and interpretation of this Amendment and any determination of the performance which it requires shall be governed by and construed in accordance with the laws of the State of California without any reference to any rules of conflicts of laws.

Section 4.          Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same Amendment.  A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

REZOLUTE, INC.		XOMA (US) LLC

By:	/s/ Keith Vendola	By:	/s/ Jim Neal
Name:	Keith Vendola	Name:	Jim Neal
Title:	CFO	Title:	CEO

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